INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS
Record recurring revenue, record CE, IoT/Auto revenue and strong profits highlight 2022 results

WILMINGTON, DE. - February 15, 2023 - InterDigital, Inc. (NASDAQ: IDCC), a mobile and video technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2022.
“We are thrilled to have delivered another excellent performance in 2022, highlighted by record setting level of recurring revenue of almost $404 million, Samsung’s recent agreement for binding arbitration to take a new license following Apple’s renewal in third quarter, and outstanding performance in consumer electronics, IoT/Auto licensing” commented Liren Chen, President and CEO, InterDigital. “Building on the strength of last year and looking ahead to 2023 and beyond, I believe we are well positioned to deliver further growth in our smartphone core, build on our increasing momentum in consumer electronics and IoT/Auto, and capitalize on new opportunities in services that are built on our foundational innovations.”
Fourth Quarter 2022 Financial Highlights, as compared to Fourth Quarter 2021:
•Total revenue was $117.1 million and increased 5%.
•Recurring revenue was $103.6 million and increased 2%.
•Operating expenses were $78.5 million and decreased 9%. The decrease was primarily driven by a reduction of non-recurring costs from restructuring activities.
•Net income1 was $32.4 million and increased 48%.
•Diluted earnings per share was $1.08 and increased 54%.
•Adjusted EBITDA2 was $64.9 million and increased 8%.
Full Year 2022 Financial Highlights, as compared to Full Year 2021:
•Total revenue was $457.8 million and increased 8%. Total Smartphone revenue of $353.2 million was flat, while CE, IoT/Auto revenue was $103.5 million and increased 51%.
•Recurring revenue was $403.9 million and increased 15%. Smartphone recurring revenue was $351.1 million, and increased 11%, and CE, IoT/Auto recurring revenue was $51.7 million and increased 63%.
•Operating expenses were $307.3 million and decreased 13%. The decrease was primarily driven by cost-savings actions the company initiated in 2021 and reduction of the related non-recurring costs.
•Net income1 was $93.7 million and increased 69%.
•Diluted earnings per share was $3.07 and increased 73%.
•Adjusted EBITDA2 was $254.5 million and increased 22%.
Near-Term Outlook
The company expects recurring revenue for first quarter 2023 will be between $94 and $98 million. This range covers existing agreements and includes a conservative estimate that the company will recognize under its binding arbitration agreement with Samsung. It does not include the potential impact of any new agreements that may be signed during the balance of first quarter 2023.
The company expects first quarter 2023 operating expenses will be in the range of $75 to $79 million. In addition, the company expects non-operating expenses, comprised of interest expense and other income (expense), will be in the range of $1 to $3 million and the effective tax rate will be approximately 25%.

Conference Call Information
InterDigital will host a conference call on Wednesday, February 15, 2023 at 10:00 a.m. ET to discuss its fourth quarter and full year 2022 financial performance and other company matters.
For a live Internet webcast of the conference call, visit www.interdigital.com and click on the “Webcast” link on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference call, visit www.interdigital.com and click on the “Dial In Registration” link on the Investors page. Registration is necessary to obtain a dial in phone number and PIN to join.
An Internet replay of the conference call will be available on InterDigital’s website under Events in the Investor’s section. The replay will be available for one year.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to execute strongly on our business during the ongoing COVID-19 pandemic. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies and enter into customer agreements; (vi) the failure of the markets for our current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of our technologies; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the 2017 Tax Cuts and Jobs Act, as well as further guidance that may be issued regarding such act; (ix) risks related to the potential impact of new accounting standards on our financial position, results of operations or cash flows; (x) failure to accurately forecast the impact of our restructuring activities on our financial statements and our business; (xi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such proceedings; (xii) the timing and impact of potential administrative and legislative matters; (xiii) changes or inaccuracies in market projections; (xiv) our ability to obtain liquidity though debt and equity financings; (xv) the potential effects that macroeconomic uncertainty could have on our financial position, results of operations and cash flows; (xvi) changes in our business strategy; (vii) changes or inaccuracies in our expectations with respect to royalty payments by our customers and (xviii) risks related to our assumptions and application of relevant accounting standards, including with respect to revenue being recognized under our binding arbitration agreement with Samsung.
We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.
Footnotes
1    Throughout this press release, net income and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated.
2    Adjusted EBITDA is a supplemental non-GAAP financial measure that InterDigital believes provides investors with important insight into the company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income attributable to InterDigital, Inc. plus net loss attributable to non-controlling interest, income tax (provision) benefit, other income (expense) & interest expense, depreciation and amortization, share-based compensation, and other items. Other items may include restructuring costs, impairment charges and other non-recurring items. InterDigital’s computation of Adjusted EBITDA might not be comparable to Adjusted EBITDA reported by other companies. The presentation of Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income attributable to InterDigital, Inc., the most directly comparable GAAP financial measure, is provided below.

3    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized patent costs. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of free cash flow, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided below.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
REVENUES:
Recurring revenues:
Smartphone	$88,742	$91,397	$351,064	$315,098
CE, IoT/Auto	14,677	9,770	51,717	31,721
Other	197	414	1,107	4,881
Total recurring revenues	103,616	101,581	403,888	351,700
Non-recurring revenues	13,439	10,234	53,906	73,709
Total revenues	$117,055	$111,815	$457,794	$425,409

OPERATING EXPENSES:
Research and portfolio development	45,732	48,704	185,202	200,484
Licensing	20,170	15,712	71,419	64,625
General and administrative	12,559	14,223	47,377	61,217
Restructuring activities	—	7,587	3,280	27,877
Total Operating expenses	78,461	86,226	307,278	354,203

Income from operations	38,594	25,589	150,516	71,206

INTEREST EXPENSE	(10,050)	(5,796)	(29,496)	(25,225)
OTHER INCOME (EXPENSE), NET	11,652	9,349	(3,457)	11,575
Income before income taxes	40,196	29,142	117,563	57,556
INCOME TAX PROVISION	(8,190)	(9,329)	(25,502)	(15,368)
NET INCOME	$32,006	$19,813	$92,061	$42,188
Net loss attributable to noncontrolling interest	(402)	(2,065)	(1,632)	(13,107)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$32,408	$21,878	$93,693	$55,295
NET INCOME PER COMMON SHARE — BASIC	$1.09	$0.71	$3.11	$1.80
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	29,664	30,682	30,106	30,764
NET INCOME PER COMMON SHARE — DILUTED	$1.08	$0.70	$3.07	$1.77
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	30,031	31,196	30,485	31,253
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$1.40	$1.40

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Income before income taxes	$40,196	$29,142	$117,563	$57,556
Taxes paid	(2,220)	(13,256)	(6,805)	(23,091)
Non-cash expenses	27,333	24,103	117,646	119,375
Change in deferred revenue	(60,931)	(80,912)	85,403	(16,868)
Change in operating working capital, deferred charges and other	352,130	112,152	(27,768)	(6,580)
Purchases of property and equipment and capitalized patent costs	(11,614)	(5,905)	(42,753)	(35,927)
FREE CASH FLOW [3]	344,894	65,324	243,286	94,465

Net proceeds from debt refinancing	(307)	—	138,886	—
Dividends paid	(10,382)	(10,739)	(42,306)	(43,058)
Repurchase of common stock	—	(7,000)	(74,445)	(30,000)
Other	4,497	(2,203)	(2,531)	(3,674)
NET INCREASE IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$338,702	$45,382	$262,890	$17,733

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	DECEMBER 31, 2022	DECEMBER 31, 2021
ASSETS
Cash, cash equivalents and short-term investments	$1,201,777	$941,627
Accounts receivable, net	53,182	31,113
Prepaid and other current assets	89,716	77,545
Property & equipment and patents, net	365,337	376,962
Other long-term assets, net	190,093	200,909
TOTAL ASSETS	$1,900,105	$1,628,156
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$82,287	$79,888
Current deferred revenue	189,059	291,673
Long-term deferred revenue	237,580	19,463
Long-term debt & other long-term liabilities	660,666	484,215
TOTAL LIABILITIES	1,169,592	875,239
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	724,895	745,239
Noncontrolling interest	5,618	7,678
TOTAL EQUITY	730,513	752,917
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,900,105	$1,628,156

RECONCILIATION OF NON-GAAP MEASURES

The table below presents a reconciliation of Adjusted EBITDA to net income attributable to InterDigital, Inc., the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income attributable to InterDigital, Inc.	$32,408	$21,878	$93,693	$55,295
Net loss attributable to non-controlling interest	(402)	(2,065)	(1,632)	(13,107)
Income tax provision	8,190	9,329	25,502	15,368
Other income (expense), net & interest expense	(1,602)	(3,553)	32,953	13,650
Depreciation and amortization	19,422	19,222	78,571	78,193
Share-based compensation	6,918	7,726	22,127	28,736
Other items(a)	—	7,587	3,280	29,877
Adjusted EBITDA[2]	$64,934	$60,124	$254,494	$208,012
(a)    Other items in the above table includes $7.6 million of restructuring costs during the three months ended December 30, 2021 and restructuring costs of $3.3 million and $27.9 million during the twelve months ended December 30, 2022 and 2021, respectively. The twelve months ended December 30, 2021 also includes $2.0 million of additional non-recurring personnel-related costs expenses related to new employee agreements.

The table below presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$356,508	$71,229	$286,039	$130,392
Purchases of property and equipment	(2,284)	(634)	(3,156)	(2,511)
Capitalized patent costs	(9,330)	(5,271)	(39,597)	(33,416)
Free cash flow[3]	$344,894	$65,324	$243,286	$94,465

CONTACT:	InterDigital, Inc.
investor.relations@interdigital.com
+1 (302) 300-1857